BANDAG, INCORPORATED	•	2905 N. HWY. 61	•	MUSCATINE, IOWA 52761-5886	•	563/262-1400

Leading the retread industry worldwide

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	Warren W. Heidbreder
	Phone:	(563) 262-1260
January 27, 2004	Web Site:	www.bandag.com

Bandag, Incorporated Reports 4th Quarter EPS of $1.50

Flash Results
Bandag, Inc. (NYSE: BDG and BDGA)

(Numbers in millions, except per share data)

	Q4 2003	Q4 2002	12 Mos. 2003	12 Mos. 2002
Net Sales	$225.7	$231.0	$816.4	$900.5
Income before cumulative effect of accounting	$29.1	$17.5	$60.2	$50.1*
change
Diluted EPS before cumulative effect of	$1.50	$0.91	$3.11	$2.52*
accounting change
Shares Outstanding - diluted	19.5	19.3	19.4	19.9

*	Before reflecting a cumulative effect of accounting change of $47.3 million (net of income tax benefit of $3.7 million), or $2.38 per diluted share, which was recorded in the first quarter of 2002 in accordance with SFAS 142.

MUSCATINE, IOWA, January 27, 2004 – Bandag, Incorporated (NYSE: BDG and BDGA) today reported consolidated net income of $29.1 million, or $1.50 per diluted share, for fourth quarter 2003, which compares to fourth quarter 2002 consolidated net income of $17.5 million, or $0.91 per diluted share. Net income for each of fourth quarter 2002 and 2003 included favorable tax adjustments of approximately $3.0 million, or $0.15 per diluted share, resulting primarily from the resolution of certain tax matters. Consolidated net sales for fourth quarter 2003 were $225.7 million, a decline of two percent compared to consolidated net sales of $231.0 million in the prior year period. The decline in net sales was largely attributable to the lower sales of Bandag’s distribution subsidiary, Tire Distribution Systems, Inc. (TDS), primarily due to the planned divestitures and closures in 2002 and 2003.

For the full year, Bandag reported consolidated net income of $60.2 million, or $3.11 per diluted share, compared to 2002 net income of $2.8 million, or $0.14 per diluted share, which included the write-off of goodwill, primarily of TDS, of $47.3 million net of income tax, or $2.38 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 142 as of January 1, 2002. Consolidated net sales for 2003 decreased nine percent to $816.4 million from $900.5 million in 2002.

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In announcing fourth quarter results, Martin G. Carver, Bandag’s Chairman of the Board and Chief Executive Officer, said, “Bandag improved its margins in both the traditional business and TDS during the final three months of 2003. Our investments in capabilities to provide customized solutions to our customers served us well during a year that proved to be challenging for the transportation industry.”

Financial Highlights

•	Consolidated net sales for fourth quarter 2003 were $225.7 million, compared to consolidated net sales of $231.0 million in fourth quarter 2002, a decline of two percent. Affecting the results were several factors:
o	TDS divestitures and closures were the primary contributing factor to the decline in sales, which was partially offset by lower inter-company sales eliminations. TDS fourth quarter 2003 sales declined 39 percent to $49.3 million, primarily due to 2002 and 2003 divestitures and closures. These divested and closed locations had sales of approximately $33.6 million in the fourth quarter of 2002.
o	North American business unit volume was two percent below the previous year, although net sales were up approximately $14.0 million primarily due to a price increase implemented January 1, 2003 and to a shift in sales from TDS to independent dealers.
o	Unit volume in the European business unit decreased one percent while unit volume in the International business unit increased three percent.
o	The weaker U.S. dollar had a favorable impact of $10.9 million on consolidated net sales when translating foreign currency denominated net sales to U.S. dollars.

•	Fourth quarter 2003 consolidated gross margin improved by three percentage points, primarily due to higher margins in the European and International business units, coupled with decreased TDS sales which carry lower margins.

•	Consolidated operating and other expenses for fourth quarter 2003 were reduced by 14 percent to $58.9 million from $68.5 million in the prior year period, primarily due to TDS divestitures. Operating and other expenses in North America were negatively impacted by $2.1 million of increased pension expense. Operating and other expenses in fourth quarter 2002 included $2.7 million related to impairment charges recorded against the carrying value of the joint venture in India, and operations in Brazil and Venezuela.

•	Operating income for the North America business unit in fourth quarter 2003 was generally comparable to the previous year, despite a decrease in volume.

•	Operating income for the European business unit increased $4.2 million for the fourth quarter of 2003 as compared to the previous year, primarily due to the absence of $3.5 million of restructuring charges recorded in the fourth quarter of 2002.

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•	International business unit operating income increased $5.0 million for the fourth quarter of 2003 as compared to the previous year, primarily due to the absence of $2.7 million related to impairment charges recorded in the fourth quarter of 2002.

•	During fourth quarter 2003, TDS reported an operating profit of $1.6 million as compared to an operating loss of $3.0 million in fourth quarter 2002. TDS operating profit was positively impacted by higher gross margin and the divestiture of several less profitable locations.

Commenting on fourth quarter results and the overall outlook for 2004, Mr. Carver said, “Financial results have improved at our European, International and most particularly our TDS operations for the fourth quarter of 2003. Even though economic recovery remains in the early stages, our progress during 2003 positions Bandag well to benefit from new revenue opportunities and continued economic improvement.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 1,100 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS, a wholly-owned subsidiary, sells and services new and retread tires.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Consolidated Statements of Earnings	2003	2002	2003	2002
Net sales	$225,651	$230,961	$816,397	$900,503
Interest income	1,329	1,341	4,835	5,024
Other income	1,795	1,610	6,954	6,426

Total income	228,775	233,912	828,186	911,953
Cost of products sold	133,482	143,975	508,139	563,689
Operating & other expenses	58,915	68,517	233,744	269,889
Interest expense	666	1,516	2,403	6,857

Total expenses	193,063	214,008	744,286	840,435

Income before income taxes and cumulative effect of accounting change	35,712	19,904	83,900	71,518
Income taxes	6,593	2,368	23,700	21,465

Income before cumulative effect of accounting change	29,119	17,536	60,200	50,053
Cumulative effect of accounting change (net of income tax benefit of
$ 3,704	--	--	--	(47,260)

Net income	$29,119	$17,536	$60,200	$2,793

Basic earnings per share
Income before cumulative effect of accounting change	$1.52	$0.92	$3.14	$2.53
Cumulative effect of accounting change	--	--	--	(2.39)

Net income	$1.52	$0.92	$3.14	$0.14

Diluted earnings per share
Income before cumulative effect of accounting change	$1.50	$0.91	$3.11	$2.52
Cumulative effect of accounting change	--	--	--	(2.38)

Net income	$1.50	$0.91	$3.11	$0.14

Weighted average shares outstanding
Basic	19,193	19,099	19,161	19,754
Diluted	19,451	19,277	19,369	19,888
	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Segment Information	2003	2002	2003	2002
Net Sales
North America	$121,380	$107,347	$399,939	$380,278
Europe	28,403	22,925	83,064	67,176
International	26,587	19,441	93,667	88,114
TDS	49,281	81,248	239,727	364,935

Total net sales	$225,651	$230,961	$816,397	$900,503

Segment Operating Profit (Loss)
North America	$29,491	$29,235	$76,786	$95,251
Europe	2,154	(2,060)	2,718	(1,511)
International	4,422	(593)	14,236	9,083
TDS	1,598	(3,013)	(3,017)	(11,382)
Corporate expenses & other	(2,616)	(3,490)	(9,255)	(18,090)
Net interest (expense) income	663	(175)	2,432	(1,833)

Income before income taxes and cumulative effect of accounting change	$35,712	$19,904	$83,900	$71,518

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Dec. 31, 2003	Dec. 31, 2002
Assets:
Cash and cash equivalents	$189,976	$129,412
Investments	10,808	14,261
Accounts receivable - net	156,894	143,723
Inventories	62,765	59,447
Other current assets	45,843	76,453

Total current assets	466,286	423,296
Property, plant, and equipment - net	107,975	116,698
Other assets	84,600	77,833

Total assets	$658,861	$617,827

Liabilities & shareholders' equity:
Accounts payable	$25,710	$26,813
Income taxes payable	14,946	19,883
Accrued liabilities	97,285	93,459
Short-term notes payable and current portion of other obligations	10,252	7,706

Total current liabilities	148,193	147,861
Long-term debt and other obligations	35,259	45,373
Shareholders' equity
Common stock	19,269	19,152
Additional paid-in capital	17,903	13,034
Retained earnings	477,499	442,251
Accumulated other comprehensive loss	(39,262)	(49,844)

Total shareholders' equity	475,409	424,593

Total liabilities & shareholders' equity	$658,861	$617,827

	Twelve Months Ended December 31,
Condensed Consolidated Statements of Cash Flows	2003	2002
Operating Activities
Net income	$60,200	$2,793
Cumulative effect of accounting change	--	50,964
Provisions for depreciation and amortization	27,179	32,333
(Increase) decrease in operating assets and liabilities - net	(7,957)	45,257

Net cash provided by operating activities	79,422	131,347
Investing Activities
Additions to property, plant and equipment	(16,265)	(14,801)
Purchases of investments - net	3,453	(3,567)
Payments for acquisitions of businesses	--	(1,951)
Proceeds from divestiture of businesses	21,315	6,604

Net cash provided by (used in) investing activities	8,503	(13,715)
Financing Activities
Principal payments on short-term notes payable and other long-term
liabilities	(7,066)	(67,979)
Cash dividends	(24,595)	(25,550)
Purchases of Common Stock	(238)	(40,334)

Net cash used in financing activities	(31,899)	(133,863)
Effect of exchange rate changes on cash and cash equivalents	4,538	18

Increase in cash and cash equivalents	60,564	(16,213)
Cash and cash equivalents at beginning of year	129,412	145,625

Cash and cash equivalents at end of period	$189,976	$129,412